Exhibit 99.1

              Provectus Pharmaceuticals Announces Company Financing

Knoxville, Tenn, Provectus Pharmaceuticals (OTCBB: PVCT - News). - Provectus Pharmaceuticals, Inc. announced today that it is offering for sale up to approximately $1 million U.S. dollars of its restricted common stock. The transaction is a Regulation S offering to foreign investors as defined by Regulation S of the Securities Act of 1933, as amended (the "Securities Act"). The restricted shares cannot be traded for 12 months. After the first 12 months, sale of the shares are subject to restrictions under Rule 144 for an additional year. The company has engaged a placement agent to assist it in the offering.

"This funding, if successful, will allow us to further advance our ethical oncology and dermatology therapies and support production and sales of the Company's line of over-the counter products" said Provectus CEO, Craig Dees, Ph.D.

Provectus Pharmaceuticals Inc. licenses and sells products in three sectors of the health-care industry: 1)-prescription medications and treatment, 2) medical devices, and 3) over-the-counter (OTC) pharmaceuticals. Prescription drug products and devices treat diseases of the skin and many types of cancer. OTC products address complementary markets, primarily those involving skin care and comfort.

This news release is not an offer to sell or the solicitation of an offer to buy the common stock discussed herein. The common stock being issued in this offering has not been registered under the Securities Act and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The company has not agreed to file a registration statement covering the offer and sale of the shares.

The company's offices and laboratory are located at 7327 Oak Ridge Highway, Suite A Knoxville, TN 37931; telephone: 865/769-4011. For more information, contact the company at info@pvct.com or visit the corporate Web site: www.pvct.com.


Forward-Looking Statements This release and others statements issued or made from time to time by the company or its representatives contain statements that may constitute forward-looking statements, including the possibility that the company may not realize the entire amount of funding. Those statements include statements regarding the intent, belief or current expectations of the company and members of its management teams as well as the assumptions on which the statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

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Corporate Contact: Provectus Pharmaceuticals, Craig Dees, CEO (865) 769-4011

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Source: Provectus Pharmaceuticals Inc.